EXHIBIT 99.1

FOR IMMEDIATE DISTRIBUTION

CONTACT:	Delta Corporate Communications 404-715-2554 news archive at news.delta.com Virgin Atlantic Corporate Communications 203-750-2570

Delta and Virgin Atlantic To Form Strategic Alliance

Delta to invest $360 million in acquiring a 49 percent stake in Virgin Atlantic

New joint venture to include expanded trans-Atlantic network and enhanced customer benefits

ATLANTA and LONDON, Dec. 11, 2012 – Delta Air Lines (NYSE: DAL) and Virgin Atlantic Airways Ltd. have reached an agreement for a new joint venture that will create an expanded trans-Atlantic network and enhance competition between the U.K. and North America, offering greater benefits for customers traveling on those routes.

As part of this joint venture agreement, Delta will invest $360 million in Virgin Atlantic, acquiring a 49 percent stake currently held by Singapore Airlines. Virgin Group and Sir Richard Branson will retain the majority 51 percent stake and Virgin Atlantic Airways will retain its brand and operating certificate.

Highlights of the agreement include:

•	A fully integrated joint venture that will operate on a “metal neutral” basis with both airlines sharing the costs and revenues from all joint venture flights.
•	A combined trans-Atlantic network between the United Kingdom and North America with 31 peak-day round-trip flights.
•	Enhanced benefits for customers including cooperation on services between New York and London, with a combined total of nine daily round-trip flights from London-Heathrow to John F. Kennedy International Airport and Newark Liberty International Airport.
•	Reciprocal frequent flyer benefits.
•	Shared access to Delta Sky Club and Virgin Atlantic Clubhouse airport lounges for elite passengers.

The airlines will file an application with the U.S. Department of Transportation for antitrust immunity, which will allow a closer relationship and coordination on schedules and operations. The transaction also will be reviewed by the U.S. Department of Justice and the European Union’s competition regulator and other relevant authorities. The share purchase and the joint venture are expected to be implemented by the end of 2013.

“Our new partnership with Virgin Atlantic will strengthen both airlines and provide a more effective competitor between North America and the U.K., particularly on the New York-London route, which is the largest airline route between the U.S. and Europe,” said Delta CEO Richard Anderson. “By combining the strengths of our two companies in a joint venture, we can provide customers with a seamless network between North America and the U.K., and continue building a better airline for our customers, employees and shareholders.”

Steve Ridgway, Virgin Atlantic Chief Executive, added: “Consumers will reap the rewards of this partnership between two great airline brands on services from the UK to the USA, Canada and Mexico through a shared ethos in the highest standards of customer service. This joint venture will deliver much more effective competition at Heathrow.

“Both airlines are confident that the Department of Transportation will be as convinced as we are of the extensive consumer benefits arising from this joint venture, with expedited approval being granted by the end of 2013. The trans-Atlantic market is Virgin Atlantic’s heartland - it’s where we started. By aligning with Delta we can continue to grow our North American network and offer greatly enhanced connectivity across the USA.”

Virgin Atlantic President, Sir Richard Branson, commented: “This is an exciting day in Virgin Atlantic history. It signals the start of a new era of expansion, financial growth and many opportunities for our customers and our business. I truly look forward to the possibilities our partnership with Delta will offer. We have always been known for our innovation and service and have punched above our weight for 28 years. That is why our customers love us so much. We will retain that independent spirit but move forward in a strengthened partnership with Delta.”

Delta and Virgin Atlantic customers will be able to earn and redeem miles across Delta’s SkyMiles and Virgin Atlantic’s FlyingClub frequent flyer programs. Premium customers also will have reciprocal access to the Delta Sky Club and Virgin Atlantic Clubhouse airport lounges. Full details will be announced as services become available.

The partnership allows both carriers to offer a greatly expanded network at Heathrow and to overcome slot constraints, which have limited the growth and competitive capability of both airlines. The two carriers will operate a total of 31 peak-day round-trip flights between the U.K. and North America, 23 of which operate at London-Heathrow. The enlarged network will benefit customers of both carriers by providing greater access to a broader network, improved connectivity and convenient booking options.

As part of a $3 billion investment in enhanced global products, services and airport facilities, all of Delta’s flights between the U.S. and London-Heathrow feature full flat-bed seats offering direct aisle access in the BusinessElite cabin. These flights also offer Delta’s popular Economy Comfort seating in the forward section of the economy cabin. Economy Comfort offers four additional inches of legroom and 50 percent more recline compared to standard economy seats. All cabins offer in-seat audio and video on demand with a broad range of in-flight entertainment options. Delta also will begin introducing in-flight WiFi service on international flights beginning in 2013.

Virgin Atlantic has recently completed a £150m upgrade program. A new Upper Class cabin has been introduced across its Airbus A330 aircraft, which features the longest fully flat bed in the sky. This is complemented by a redesigned onboard bar and new Clubhouses at both JFK and Newark airports. The airline’s Boeing 747 leisure fleet has been completely refitted and features onboard connectivity and VERA Touch – Virgin Atlantic’s award-winning touch screen in-flight entertainment system – offering passengers hours of entertainment at their fingertips.

Corporate and travel agency customers of both airlines also will benefit from an aligned sales effort on both sides of the Atlantic.

About Delta

Delta Air Lines serves more than 160 million customers each year. During the past year, Delta was named domestic “Airline of the Year” by the readers of Travel Weekly magazine, was named the “Top Tech-Friendly U.S. Airline” by PCWorld magazine for its innovation in technology, won the Business Travel News Annual Airline Survey and was the recipient of 12 Executive Travel Magazine Leading Edge Awards for U.S. airlines. With an industry-leading global network, Delta and the Delta Connection carriers offer service to nearly 313 destinations in 58 countries on six continents. Headquartered in Atlanta, Delta employs 80,000 employees worldwide and operates a mainline fleet of more than 700 aircraft. A founding member of the SkyTeam global alliance, Delta participates in the industry’s leading trans-Atlantic joint venture with Air France-KLM and Alitalia. Including its worldwide alliance partners, Delta offers customers more than 13,000 daily flights, with hubs in Amsterdam, Atlanta, Cincinnati, Detroit, Memphis, Minneapolis-St. Paul, New York-LaGuardia, New York-JFK, Paris-Charles de Gaulle, Salt Lake City and Tokyo-Narita. The airline’s service includes the SkyMiles frequent flier program, a world-class airline loyalty program; the award-winning BusinessElite service; and more than 50 Delta Sky Clubs in airports worldwide. Delta is investing more than $3 billion through 2013 in airport facilities and global products, services and technology to enhance the customer experience in the air and on the ground. Customers can check in for flights, print boarding passes, check bags and review flight status at delta.com.

About Virgin

Virgin Atlantic flies to 34 destinations worldwide, including locations across North America, the Caribbean, Africa, the Far East and Australia.  Some of its most recent additions to its flying network include Cancun, Vancouver and Mumbai.

Virgin Atlantic has enjoyed huge popularity, winning top business, consumer and trade awards from around the world and was recently placed 8th in the UK Coolest Brands League. The airline has pioneered a range of innovations setting new standards of service, which its competitors have subsequently sought to follow. Despite Virgin Atlantic’s growth the service still remains customer driven with an emphasis on value for money, quality, fun and innovation.

Virgin Atlantic currently has a fleet of aircraft which includes 747-400s, A340-300s,  A340-600s and A330-300s.  The airline is expecting delivery of 16 Boeing 787 Dreamliners from 2014.

###